Exhibit 99.2

AEGION CORPORATION
Moderators: Joe Burgess and David Martin
July 31, 2012
9:30 a.m. ET

Operator:
Any financial or statistical information presented during this call including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website aegion.com.

During this conference call, we'll make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now, I'll turn the call over to Aegion's President and CEO, Joe Burgess.

Joe Burgess:
Thank you, and welcome to our second quarter 2012 earnings call. This morning, I'm joined by David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; Brian Clarke, Senior Vice President of Business Integration; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

The half year point always gives us a vantage point from which to assess our progress and to get a glimpse of what lies ahead beyond the current year. As I reflect on the results in the quarter and our outlook, a word that comes to mind in describing how our years progressing is resilience.

I use this particular word to succinctly describe our ability to adapt to market conditions in a way that preserves our growth outlook. That resilience we're building in our company was born from our diversification strategy launched in 2009.

Our second quarter results reflect that adaptability, as strong performance in Energy and Mining, North American Wastewater and Fyfe have offset some deteriorating market conditions in Europe and some project close out losses in Singapore. And I would expect that – that to extent to our outlook for the balance of 2012 where the growth prospects for our company remain robust, even as volatility in the macroeconomic world and project delays present some challenges for our individual business units.

I'm certainly pleased with our performance in the quarter as we delivered strong earnings per share growth with the drivers we expected in 2012, that being Energy and Mining, stabilization in North American Water and Wastewater, and growth in our Commercial and Structural segments. I expect those segments to see us through to the end of the year, putting us in position to deliver non-GAAP earnings per share in the range of $1.40 to $1.60, return on invested capital of roughly 10% and finishing the year with a strong balance sheet and excellent cash flow from operations, which I believe will be in the range of $85 million to $90 million for 2012.

With that introduction to our earnings results and outlook, I will now turn the call over to David Martin for a more detailed review of the results. And then I'll take the call back to elaborate on the outlook that I just described. David?

David Martin:
Thanks, Joe, and good morning to everyone on this call today with us. You've seen the results in the press release, so I'd like to focus my time on providing a little bit of perspective on the quarterly results, where we saw a 14.5% top line growth and non-GAAP earnings per share growth of 64% to $0.33. Well there're a few things that stand out in the performance this quarter.

First, Energy and Mining had another strong quarter with revenue growth and solid margins as a result of the outstanding performance from United Pipeline Systems, Corrpro and CRTS. Second, North American Water and Wastewater continues to demonstrate the effectiveness of our strategy to manage this business for improving margins and profitability.

Third, Fyfe North America delivered strong revenues, profits, and margins, exceeding our expectations overall for this segment. We consolidated the Fyfe Asia business in the Commercial and Structural platform, adding to revenue contribution in the quarter.

Fourth, the intensifying economic crisis in Europe has manifested itself in project delays in the quarter and they were much larger in scope than we originally anticipated. Our Asia rehab business was the real drag for us this quarter, as we have faced significant losses in Singapore as we closed out older projects.

And finally, cash generation remained strong, as cash flow from operations year-to-date reached $47 million, and cash on the balance sheet stood at $106 million. And that is after we used $39 million in the quarter for the purchase of the Fyfe Asia business. And we've also increased capital expenditures.

Now, let me touch on each of these points, starting with Energy and Mining. Revenues for UPS reached $41 million for the quarter with gross profit of $9.1 million. That represented a 72% growth in revenues and 46% growth in gross profit. This business has experienced growth in most of its geographic markets. In fact, the core U.S. and Canadian businesses are experiencing record activity. Work associated with the Morocco phosphate line project continued in the quarter with early HDPE pipe and other material deliveries along with engineering services.

While gross margins for the UPS business were somewhat lower at 22% down from last year because of lower margins associated with international projects, most notably in Morocco, we still had dramatically increased operating profit contribution from this business in the quarter and for the first half.

Corrpro's revenues grew to $54.9 million this quarter, inclusive of Hockway, and that represents 11.5% improvement. Gross profit for Corrpro increased 7.3% to $14.5 million. Corrpro's core North American market is also very strong. And we're starting to see modest contributions from the Middle East business, including the newly formed JVs, while the European business has experienced deteriorating market conditions.

Gross margins were 26.6% for Corrpro, a slight decrease from last year because of higher material sales, but lower margins, which still carry a lower risk, along with the impact of the large project in Kuwait, which carries lower margins than projects in North America. We continue to focus on pushing this business to higher levels of performance through mix. And I believe nice improvements are in the works. Our operating margins in this business did improve to 12.6% in the second quarter.

Another solid story for the quarter was the performance of the CRTS business. This business continues to see strong project activity. They contributed $6.9 million in revenue, but more importantly, $4.2 million in gross profit. Yes, that's 61% gross margin performance and that gained from strong execution in completing several projects, including ones in Oman, Chile and offshore Brazil. There was no contribution in the quarter from the Wasit project.

Bayou's New Iberia facility ramped up capacity utilization during the second quarter, reaching near full capacity in June from the processing of strong backlog for offshore Gulf of Mexico projects this year. Total revenues for Bayou were slightly improved from a year ago at $28.1 million.

Gross profit was $5.5 million in the quarter and margins were 19.5% and that's a 220 basis points improvement over last year, including solid contributions from our operations in Canada and a significant increase in high-margin projects for external joint coating activity at CCSI. Gross profit and margins would have been better, if not for customer-initiated delays for pipe coating production and deliveries and a shift in some higher-margin concrete coating projects into the second half of 2012.

Now, turning to NAR, we are very pleased with the sustained improved performance in the North American Water/Wastewater business this quarter. Notwithstanding an 11.2% revenue decline in this business, gross margins improved to 21.5% and our operating expenses were $2.2 million lower quarter-over-quarter. And this led to an operating profit of $5.9 million as compared to a small operating loss in the second quarter of 2011.

While we saw significant performance issues in the prior year under very difficult market conditions, we've turned this business around, in terms of bidding discipline, cost estimation, and project management, all actions we have direct control over. And third party tube sales continue to grow with sales up 28.9% to $5.6 million in the quarter, reflecting our continued success in penetrating this market by increasing volume to existing customers and selling to new customers as well.

Fyfe North America delivered very strong results ahead of our plans for the year to this point. Strong demand for Fibrwrap in the higher margin pipeline end market was a key contributor in the quarter, just as it was in the first quarter.

The second quarter represents the first for the Fyfe Asia business since its acquisition on April 5th. This business is seeing some shift to large project activities to the second half of the year, so the second quarter contribution from Asia was only modestly positive.

A similar situation has occurred in the Latin America operations. Combined with Fyfe Latin America, the new international component of Commercial and Structural segment contributed $4 million of the near $21 million in total revenues for the quarter. Gross margins for the segment were strong at 43.4% and that includes solid margin performance in the international businesses, notwithstanding lower than anticipated revenue contributions.

As we have all seen, market conditions in Europe had deteriorated in recent months as the economic prices and outlook worsen. This has led many of our customers, either in contracting or third party tube sales, to push back project awards and delay new project activity.

Our Dutch operations continue to perform well, but below the prior year levels, leading the way in terms of performance in the second quarter, while countries such as Spain, Switzerland, and France experienced declines in terms of activity. This industry dynamic not only affected our contracting operations, but also our licensee, distribution agreements and other direct third party tube sales.

There were two factors that caused the large operating loss in Asia Pacific. The first is the continuation of our efforts to work with our customers in Singapore and India to close out older projects during the last several quarters. That effort resulted in significantly more cost than originally anticipated in the second quarter.

For Singapore, that accounts for roughly $2.5 million of the $3.0 million operating loss in the quarter for the Asia Pacific Water and Wastewater business. We're also in the late stages of projects that close out in India, and we experienced about $200,000 of losses in the quarter from the completion of manhole rehabilitation work in Delhi that was necessary to get the sewer lines completely operational.

Second factor in Asia is that we experienced a more pronounced slow down in Australia associated with the final stages of existing contracts ahead of the next phase of awards, especially from our largest clients. The Australia business also had to deal with continued unfavorable weather, including significant flooding in our primary cities of operation.

In the second quarter, we experienced some currency translation hits due to devaluation of foreign currencies against the U.S. dollar. This was felt in some degradation of operating earnings primarily in Europe. In addition, in other income and expense, we recognized approximately $1.1 million in translation losses on foreign currency transactions relating to this. This impacted the quarter's earnings by over two pennies.

Now turning to tax rate, tax rate in the second quarter and the first half was 25.6% and 25.8%, respectively, on a pro forma basis excluding the acquisition-related expenses. But lower than anticipated rate had to do with a great amount of pre-tax income derived from lower tax jurisdictions, compared to the U.S. along with some favorable tax reserve developments.

In terms of cash generation, we continue to deliver strong improvements in cash flow from operations. For the second quarter and the first half of 2012, cash flows from operating activities were $27.9 million and $47 million, respectively. This compares to only $10.3 million and $5.5 million in the second quarter and the first half of 2011. This is easily the best operating cash performance for the first half of the year in our company's history.

As a ratio of net income, second quarter cash from operations was 234% and through the first six months of the year was 246% of net income. As a reference point, we finished 2011 with operating cash of just 80% of net income. This improved operating cash flow comes from the strong net income growth, supported from all three operating platforms, but particularly the recovery in the North American Water/Wastewater business, and from the resulting improvement in net change of working capital from $19.7 million use of cash at the end of the June last year to $5 million source of cash this year.

Capital expenditures over the first six months were $21.9 million, exclusive of $5 million in partner contributions, primarily reflecting investments in the new insulation facility at New Iberia with our partner Wasco Energy and a coating line expansion in Canada to meet strong demand that we anticipate later this year.

I still project net capital expenditures to be at the lower-end of the $35 million to $40 million for the full year, net of partner contributions. Our objective is simple, to improve our already strong balance sheet over the remainder of the year through earnings growth and continued improvement in working capital management. That will put us in a very good position to see our debt-to-EBITDA ratio fall from 2.5 times at the end of last year to approximately 1.8 times to 2.0 times at the end of this year. This improvement, along with our strong cash flow, provide us even stronger capability to make strategic investments for the future growth of this business.

And that's the overview of the financial results, and I will turn the call back over to Joe.

Joe Burgess:
Thanks, David. As I think about the remainder of 2012, the most obvious question that comes to mind is the following; how Aegion generate the earnings per share in the second half of the year to reach our stated guidance of between $1.40 and $1.60. The last and only time we accomplished this was in our record year of 2010 which, of course, was greatly aided by the stimulus package.

As I've made the case to you since last fall, we are a vastly different and better company than we were two years ago. And as we're proving this year that resiliency in the pursuit of our growth objectives through the course of this year comes from a company that has a much stronger foundation today.

So the answer then and the source of our confidence for achieving our objectives in 2012 is both our commitment to execution and the strength we see in our backlog and bid table activity, yet driven by the strength of our services and by our products, both of which are well positioned to finish 2012 in a very strong manner.

As we highlighted in our press release, backlog for the company reached $495 million, an 8% improvement sequentially from the first quarter and a 21% improvement from this time last year. More importantly, the bid table remains robust across all of the technologies and services we offer, from our efforts to expand globally into new markets.

Let me start with North American Water and Wastewater where execution continues to be our primary objective to stabilize our earnings, improved margins, and ultimately realize strong earnings to cash conversion.

Backlog for NAR increased 19% to $158 million at the end of June compared to the first quarter. We've recently had a string of sizable winning contract bids headlined by the $16.3 million large diameter Trinity River Authority project in the Dallas area. Work on that project will begin in the second half of this year.

When we provided guidance earlier for NAR, we expected to see gross margins in the 20% to 21% range and operating margins in the high single-digits. That is what we achieved in the second quarter, somewhat ahead of schedule. I anticipate that we can sustain and even improve upon those results in the second half of the year.

Market activity is stable in Canada and most of the U.S. We have a significant number of projects in soft backlog as well awaiting final contract approvals. And I expect the good portion of those awards will translate into hard backlog to be completed this year and into the early stages of 2013.

But we're encouraged by the stability we see in our performance. This does not mean market conditions are improving as the market continues to contract down 11% in 2011 and 18% from 2010 high watermarks. And with persistently high levels of small diameter work, execution excellence remains critical to squeezing out adequate margins for the foreseeable future. We will maintain our current crew structure and leverage the project management expertise we are building to fully spread our fixed cost to maximize profitability and margins.

The outlook for the remainder of the year for the Commercial and Structural segment remains very positive, reinforcing our expectations to realize revenues in the $85 million and $90 million range globally.

I expect gross margins to remain better than 40% and operating margins to remain in the low to mid teens. Fyfe North America is increasing its bid and proposal activity in support of our expected growth this year. It is a priority to invest to drive the growth we seek for this promising technology, and we've begun to make that investment in the three key areas.

First, is business development to grow both our geographic presence in North America and also to accelerate the conversion from traditional rehabilitation to methods to Fibrwrap across all of our end markets. As we come into closer contact with this business and in looking at our sales cycle, it's clear that we lack adequate boots on the ground to translate technology exposure to hard project development. We are adding resources so that we can grow backlog more rapidly.

Second is increasing our engineering capabilities to enhance our education and project development capability. Simply put, as an alternative technology, the projects don't engineer themselves and many of our customers do not have the resources to do that engineering in-house.

We have to have adequate engineering to accelerate the conversion from traditional methods. Our engineers play a pivotal role in current project development and in the development of longer-term account relationships.

Last – third and lastly is increasing our installation crews to meet growing demand. This is where Insituform's experience can be of immense help to Fyfe and how to optimize crew usage and enhance their project management program. There is already substantial sharing of resources between the companies and we expect this to increase as we move forward.

We're also quickly enhancing our efforts to increase cross-selling opportunities that we expect in the coming years. To that end, Fyfe North America has created a cross-selling pilot program with Insituform and other business units to better facilitate those efforts, adding yet another dimension to our goal of accelerating the revenue CAGR from the historical 20% of the Fyfe business to closer to the 30% to 35% per year that we expect.

Of course, international opportunities will be a key enabler to achieving our revenue growth objectives. Fyfe Asia and Fyfe Latin America are both working on several promising projects in key markets over the coming months.

We are particularly excited about the Hong Kong pipe and the Japanese seismic markets. In Japan, specifically, we continue to push to broaden our equivalency approval beyond the Tokyo region, so that we can optimize our position in the market, which mandates all structures to be upgraded by 2016.

In Europe, while weather improved from the first quarter in Europe, our CIPP operations could not have anticipated how quickly the economic crisis would affect our business activity throughout the continent, both in contracting and third party product sales. We believe this to be an industry-wide phenomenon as municipalities push back existing work and are delaying the release of new project activity.

Our team in Europe is aggressively reassessing market conditions in several key contracting countries with a focus on licensing and product sales. We have received contract awards primarily in the UK, helping increase backlog by 9% from the first quarter to $21 million.

For the full year, we expect to generate an operating profit in the range of $5 million to $6 million, 10% to 20% below last year and well short of our original expectation for this business. We do remain cautious with the economic conditions in Europe. And I would say this is one of the risk factors in our guidance range for the remainder of the year.

Turning to Asia, we continue to believe Asia Pacific is a good market for our CIPP technology. But as I discussed on the last earning call, we are in the process of changing our business approach from a going concern model we began within India and Singapore, to one that is designed to be a project by project model much like the way we conduct our business internationally in UPS.

I believe we can successfully make this transition, taking our experiences from the restructuring we accomplished in North America, and our international experience from our Energy and Mining platform.

The first opportunity for this revised strategy is underway in Malaysia where we have begun work on two projects totaling $9.3 million in Kuala Lumpur. We anticipate to begin rehabilitating the first portion of the 21 miles of nine inch to 36 inch diameter wastewater pipelines under contract later in the quarter. Our ability to successfully execute this project will pave the way for future contract work using this as a business approach in the region.

The exception to this approach, of course, is Australia where our contracting business is supported by a strong end market. Having said that, markets never perform evenly and we've had some difficulties in Australia this year mainly from unfavorable weather as David mentioned in his remarks. But we have also seen customer initiated delays in releasing work. That was the case in Sydney where the next round of three-year project tenders for bid have been delayed for several months. We do expect these contracts to be released for bid later this quarter. Based on our successful completion of projects in the past, I expect us to secure a good portion of these contracts for start-up later in 2012.

The most significant headwind for the Asia Pacific region has been the persistent close out of older projects in Singapore secured in early 2010. These projects have experienced significant cost overruns because we under estimated the complexity, difficulty and time to execute these contracts, part of which included the level of effort required with the client to simply secure work releases.

We also have issues with the integrity of many of the lines being materially different than the as-bid conditions suggested. We see the final completion of these projects this quarter with no further losses. Our conclusion for the market in Singapore is that the competition and average unit pricing for lining is simply not conducive to earning us an adequate profit from contract installation.

Going forward, our expectation is to participate in this market as a tube supplier. Activities in India remain somewhat stable, but certainly not growing or active as we have repositioned ourselves in that market while minimizing our cost position. I do expect for there to be a recovery in the Asia Pacific region in the second half, but not enough to realize a profit in 2012. Our revised plan calls for a $3 million to $4 million loss in operating income for the year.

Turning to Energy and Mining, the strong results we've seen through the first half of the year gives me confidence we will see revenues in the range of $535 million to $550 million and operating margins at or slightly above 10%. The backlog position and pace of acquisitions remains very robust. The composition of the backlog continues to be diverse across all the business units.

CRTS provides a good example, as they have successfully secured a string of projects across multiple markets this year, representing over $7 million in revenue beyond our original expectations.

Projects in the current backlog of $29 million at the end of June included two offshore wins in Brazil and the start of the collaboration with Bayou in the Marcellus Shale for a shale water supply pipeline coating project. As we contemplated at the start of the year, the greatest timing risk we faced was with the CRTS/Wasit project. As you will recall, there is a significant project investment for Saudi Aramco to develop a major offshore gas field and certainly with a project of this scale brings a lot of complexity.

Our focus is on coating the 36-inch diameter internal weld joints mainly for the offshore pipework, but also for some of the onshore infrastructure. Based on the latest internal pipe coating and lay barge schedules, we expect to begin the onshore work in late fall, and the offshore work in the late winter or early spring of 2013.

For us, that means greater than 90% of the revenue and profit generation will happen next year. Because of this delay, we anticipate reversing between $4 million and $5 million in pre-tax earnout this year under the terms of the CRTS acquisition. And this is included in our full year guidance expectations.

We are seeing similar strong demand for Corrpro and UPS in North America through recurring maintenance and rehabilitation projects. The UPS joint venture in Morocco has now began the lining installation for the 135-mile phosphate pipeline, our first HDPE lining pull was successfully completed to the customer satisfaction a couple of weeks ago. We will pick up the pace of HDPE pipe fusion and lining installation as the remainder of the year progresses. I now expect we will finish the vast majority of the project this year with a residual amount of lining and work plan for completion in early 2013.

Also in the Middle East, our UPS-USTS joint venture is performing very well with a number of significant bid proposals and development that we expect will broaden our presence in this important market. Given the strong growth we've seen from UPS so far this year, the current backlog of $94 million certainly supports a strong second half of the year.

We also see a strong outlook for the second half of the year for Corrpro based on strength in our North American markets and the start of building a strong market presence in the Middle East. That is supported by a record backlog of $82 million, a 9% increase from a very strong first quarter.

Corrpro is well-positioned to realize revenue growth of 15% and operating margins for the full year in the range of 11% to 12%. At roughly 45% of total Energy and Mining revenues, our Corrpro business remains an important source of maintenance for recurring revenue driven in most cases by regulatory requirements, providing a cushion for us in the cyclical nature of the energy markets. Bayou continues to receive pipe for coating in New Iberia keeping activity there at near full capacity through the late fall.

As I look at the bid table for Energy and Mining, there is clearly strength across all of our technologies and services through expanding market opportunities in high capital spend markets such as the Middle East, Brazil, and Australia. We also expect robust project activity next year in well established markets such as North America and Mexico and Chile. UPS is leading the way using successful project completions in all of these markets to gain a greater foothold in the near future.

I expect that same thing to happen to Corrpro, especially in the Middle East through our Corrpower joint venture with Saudi Trading & Research Company that began early this year, and to CRTS as the robotics technologies gains greater acceptance through the successful demonstration of the cost saving efficiencies to our customers, following a growth path much like UPS.

Although it is premature to talk about next year just yet, the current slowdown in global economic activity does present additional challenges to our business units if we are to sustain our growth trajectory for 2013 and beyond. With that in mind, I'd offer a few comments on what we believe to be our forward market conditions.

First, our Energy and Mining bid table remain strong, centered on the simple fact that our technologies and services are underrepresented in strong capital spend markets across the globe. We expect that condition to persist in 2013 as we push our technologies increasingly into global markets, like the Middle East, Brazil, South America, and Asia.

Additionally, with the vast majority of the Wasit project pushed to 2013, we should see substantial earnings up-tick from this very profitable project next year. We also expect to see expanded revenue and margins from the completion of our insulation facilities in New Iberia, which will allow us to participate in deeper water projects in the Gulf of Mexico, expanding both our revenue and margin profile. These factors combined, we need to believe that Energy and Mining will continue to be a growth driver for us in 2013.

We are less certain about our prospects in Wastewater as municipal spending continues to be severely constrained in North America, as I mentioned earlier, down almost 20% from the stimulus year of 2010. What I'm increasingly sure, however, is our ability to make money and generate cash in a variety of scenarios. That remains our commitment to our shareholders for this business.

Commercial and Structural should easily maintain its planned growth trajectory of greater than 30%. Our confidence stems from the knowledge that this product grows as we spend to increase its exposure with end users. We are committing to doing just that in North America and in Asia.

For us as a management team, 2012 was about strong execution to firmly establish all three platforms for future growth. From our vantage point at the halfway mark, we are delivering on that objective. North American Water and Wastewater continues to demonstrate stability with improving margins and strong earnings to cash conversion, and with that – added to that, a growing backlog to support our financial objectives this year. Energy and Mining is very well-positioned to realize another record year even as we adjust to a revised start date for the CRTS/Wasit project.

That strength comes from all of our technology offerings and service offerings demonstrating the strong demand that we see not only in 2012 but as I mentioned also as an early indicator for 2013. And the Commercial and Structural segment will make a significant contribution to earnings growth this year and we expect to achieve our growth trajectory in the near-term based on the performance capabilities of this exciting technology. As I said at the start, we believe it all adds up to a company that can perform in a variety of economic conditions, in other words, a resilient company.

So that's the quarter and the first half. Thank you for your interest in Aegion. And at this point, I'll turn the call back over to the operator for the question-and-answer session.

Operator:
Thank you.  If you have a question at this time, please press star one on your touch tone telephone.  If your question has been answered and you wish to remove yourself from the queu, please press the pound key.  Again, if you have a question, please press star one.  Our first question from the Arnold Ursaner of JS Securities. Your line is open.

Arnie Ursaner:
Hi, Joe and Dave, very thorough rundown. I guess my question, you highlighted a number of delays and I'm trying to think about how your – the whole guidance, which you provided. Currency is a headwind, Europe has become a headwind, Wasit clearly has been delayed. And maybe again not having to – have you go through all of the points you made, but where are the offsets to the shortfalls that you're seeing? And I don't want to pin you down, but shouldn't we be thinking more of the lower end of the guidance range giving what we are looking at?

Joe Burgess:
Well, obviously, we've chosen – I think if you had talked to us in February and March, our overall plan would have been to tighten the guidance on this call. And we would've preferred to have tightened the guidance up towards the higher end of the range. But we're obviously not doing that. Again, as we said on the call, we think we've made proper allowances for some of the headwinds that you mentioned, particularly the macroeconomic situation in Europe.

But, at the end of the day, you can't really get your arms around that because it's a macroeconomic condition as opposed to kind of defining a go-forward cost position on our deal in Singapore, for example, which is a much more certain situation for us. So that, timing on Wasit, have led us to believe that we need to keep – we just need to keep that range together.

You asked about offsets. Certainly, this year, I would say, UPS continues to perform beyond our expectations. The U.S. and Canadian portions of that business, while probably in forums like this, not getting the attention of major projects like Morocco or Sino Iron in Australia or some of the other larger profile work, just continues to be a very, very robust market for us that continues to outperform our expectations. So that has been a big offset that's allowed us to absorb some of these issues.

I would also say that our Corrpro business has performed very, very well, I think David outlined a second quarter margin profile north of 12%, and operating margins. So, some very solid achievement by that business. Recall, at its acquisition, I believe, the operating margins did not reach 7%. Record backlog in that business and they're doing a great job converting that to revenue and profit.

CRTS, which is – I guess if you looked at our plan, it's probably below our original plan for the year because of the Wasit delays but they've actually done a very nice job capturing additional project work in Saudi Arabia. I mentioned a couple of projects that they've been able to accelerate in Brazil. And, of course, that's a very high-margin profile business for us. So that's, again, acted as somewhat of an offset to some of the headwinds that we've seen in other business units.

And then I would say that we are reasonably confident too about our wastewater business here in North America. As I've said, I would – we said we'd probably be at 20% to 21%, maybe could get to 22% by the year, 7%, 8% operating margins. We got that in the second quarter. Very strong backlog position and I think that team is increasingly focused and we'll deliver improved results down the stretch.  So, when you put those things together, we feel like we'll be in the guidance range. You've said towards the bottom of the guidance range. I would say, right now, we don't think so.

Arnie Ursaner:
Perfect, one more very specific question. On Fyfe, you gave us a revenue expectation for the year and you in your prepared remarks talked about, they bid on a significant number of projects. Given just you had a $14 million backlog at June, how much of these – can you quantify the awards you have bid on? And how many of those do you need to win to meet your goal at Fyfe?

Joe Burgess:
Well, there's a little more churn in the Fyfe business than maybe some of the other businesses. It's not a big project business in the main like our Energy and Mining. It also has quite a bit of churn within the quarter. So particularly in – as they react to infrastructure situations, they can obviously be working on projects, but they might get a notice of award and then put the project together and execute it, very high value projects within the quarter. So, we have to think about backlog a little bit differently there in that market.

But, certainly, by all of the statistical measures that we use which are meetings with engineers or property owners or projects, those are all up. Evaluations and Q&As that come through website and other media that we use to market that technology are up. And we believe the revenue continues to keep pace with that and we are enjoying a positive mix there, particularly with pipeline work. And a good amount of project activity between both Fyfe and Insituform that is maintaining the mix profile of that. So, we feel very good about where we're at.

Now, we do – as I highlighted in my remarks, we think the gap in the Fyfe business as it's currently structured is we're doing a great job with upfront engineering and upfront technical sales to engineers and we do a great job on execution as evidenced by the margin profile, but we really need to up our spend in the development phase of the business, translating the upfront activity and exposure to the hard development of projects. And I think that that's absolutely critical here over the next six months, so that we can boost our backlog going into 2013, so that in a few months, when we're sitting here talking, we kind of have a much firmer backlog position going into 2013. So that our sense that we'll be able to achieve north of 30% growth is much firmer than what it would appear to be now on paper.

I guess on the international side, I would also extend that we're very excited about those opportunities there. There's very major work programs going on in Singapore, which is our base of operations. And by the way, our Fyfe Asia has a long and successful history in Singapore, less we all start running away from that based on some of our comments on the wastewater side. And then of course there's very large work plans which are under negotiation in Hong Kong in the piping aspect of that business.

And then the market activity in Japan has greatly picked up, as I mentioned in our remarks. They have an overall program in Japan to upgrade all the buildings seismically by 2016, as has been explained to us by our team. And we have regional approval for our technologies in Tokyo, which is a good part of Japan, but we're certainly working on national approval so that we can take advantage of that opportunity.

So, nothing has changed there, tremendous product, it's out of the gates well under our ownership and management. We really love the team and, again, the challenge for us is to, frankly, invest in it at the pace that it needs to be invested in. And that's very much our focus.

Arnie Ursaner:	Thank you.

Operator:	Our next question comes from Jeff Beach of Stifel, Nicolaus. Your line is open.

Jeff Beach:	Thanks. Good morning, Joe and David.

Joe Burgess:	Good morning, Jeff.

David Martin:	Good morning.

Jeff Beach:
First question is the pace of activity in Energy and Mining in North America. I know that late last year, early this year, you won a string of projects offshore. Is the offshore market still presenting a lot of project opportunities looking out over the next 12 months?

Joe Burgess:
Yeah, we think so. Again, that market's a little bit different than certainly our traditional wastewater markets. A lot of it – there are long lead times on project activities, so many of them start with inquiries or rough scale pricing. We're doing a lot of that for our insulation and coating facilities, which we expect will be completed – I guess we expect to test out those facilities in late October and most of November. So we think we'll have those fully operational in 2013 and we're getting a lot of high-level interest on that.

Piping business – pipe coating business is pretty robust right now with a good level of inquiry and bidding for projects that are spilling over into 2013. I would say, Bayou, most of its facilities are essentially through most of this year, certainly into the late fall. Baton Rouge operation is totally full this year with orders spilling over into 2013. Canadian operation has got a very robust backlog and bid profile. So, right now, we feel pretty good about that.

Now, some aspects of that work, as we know, can dry up pretty quickly. But we don't see that right now. And I guess our additional view on that would be that some of the slowdown in economic activity is – we would say already reflected in kind of oil price futures, and from what we see right now, capital spending is holding.

Jeff Beach:
All right, and as a follow-up, just on North America pipeline opportunities, a lot of NGL pipelines coming in 2013. They're mostly 20 inch. Is than an opportunity for your Energy and Mining operations? Can you kind of walk through, first, is it an opportunity for lining and coating, but maybe?

Joe Burgess:
Well, it certainly – I think it's an opportunity really across the breadth of what we do, start with Corrpro. They're involved in working with clients and developing asset management and integrity programs for those lines as well as cathodic protection. And it will be an opportunity at the level that those lines are actually developed.

Coating activities, as you know, are more geographically-based because we participate in those based on – tend to based on the location of lines. But we expect that to be a decent part of our market in 2013. And then, of course, our joint coating business, CCSI and CRTS, also benefit from those types of activities. And we didn't really draw it out here, or maybe we did in CRTS, but CCSI has had a very, very strong year in the onshore joint coating capabilities. So that pipeline infrastructure that's kind of out there anticipated in 2013 and 2014, we think, bodes well for our forecast for those businesses.

Jeff Beach:	All right, thank you

Joe Burgess:	You're welcome.

Operator:	Our next question comes from Michael Roomberg of Ladenburg Thalmann. Your line is open.

Mike Roomberg:	Hi, good morning guys.

Joe Burgess:	Good morning.

Mike Roomberg:
I apologize in advance. I jumped on the call few minutes late, so I apologize if you've already answered these questions. But just starting off, what percentage of the Moroccan project has been completed at this point? And if it hasn't yet been completed, what's the timeline there?

Joe Burgess:
Well, in the remarks, we in the last couple of weeks have kind of just done our first lining pulls and fusing. And so based on the schedule, we anticipate completing most of that project this year. There might be some cleanup work or punch list in 2013. But the heavy lifting on the work and, therefore, the heavy lifting on billing and revenue recognition and profits, will be in the back half of 2013.

And we saw almost none of that, of course, in the first half because just the way these contracts are, you can be successful negotiating some upfront money for mobilization. You basically get paid when you're lining the pipe. And so we just started to do that this month.

Mike Roomberg:
Got you, and then with respect to Wasit and how it – I know you mentioned with respect to the wide range of guidance that Wasit was one of the factors. But given that you now expect that 90% of that will be in 2013 – I guess, given that it still has some impact on the band itself, does that then imply that there is some chance that it could get shifted forward at this point?

Joe Burgess:	Forward?

Mike Roomberg:	Right, so as to – if it's already in 2013, and you've already ascribed it to that year, then presumably it wouldn't have an impact on your decision to maintain the wide range at this point.

Joe Burgess:
Well, we have – I guess what we're saying is we had a level of profitability originally in our forecast. That's been offset somewhat by when we put that deal together, of course, we understood that that project was more valuable to us the sooner it happened versus later. So there was some time sensitivity built into those negotiations, which our team did a nice job of. So we've taken what we think is now the current execution schedule which has some work being done in the fourth quarter, but mainly onshore joint coatings, the onshore piece of that. And that leaves the higher value offshore work for 2013. So we've taken that out.

But there is still some risk that maybe we don't pick up the few million dollars on the onshore work. And just given the margin profile of this project, any amount of revenue that's preserved in our current forecast kind of creates an exposure. So that's one of the reasons, to the extent that we still have some in, which we do, we've kind of let the wider range.

Mike Roomberg:	Got it, I got it. Okay, thanks. And then with the equity income line, was the jump in that contribution related more to UK tube sales or to the Wasco-Corrpro JV?

David Martin:	It's actually – this is the Baton Rouge. It's our Baton Rouge facility, our coating facility, for Bayou, having a very strong year, much stronger than even 2011, and with mostly onshore pipe coating.

Mike Roomberg:	Got you, I've got you, okay. Great thanks.

Joe Burgess:	You're welcome.

Operator:	Our next question comes from Liam Burke of Janney Capital Market. Your line is open.

Liam Burke:	Thank you. Good morning, Joe.

Joe Burgess:	Good morning, Liam.

Liam Burke:
Joe, you mentioned on the Commercial and Structural that one of your objectives to continue to grow sales is to add sales personnel to essentially tell the story. Would you anticipate with the obvious lag between the staffing and the revenues to create any margin pressure in that segment?

Joe Burgess:
No, we don't think so at this time. And I'll just amend your comment in your question just a bit. It's not so much to tell the story. We've a good team of kind of highly technical marketing type folks that do a great job telling the story. What we need is, again, technically-oriented development people to then take all of those leads and do a better faster job of bringing them to fruition which in this market means working with clients very directly to help them push out engineering concepts that utilize our technology, again, because it's convert technology. So there's nothing really on the shelf at AECOM or CH2M HILL the where they go, okay, well here is the design for this type of building.

So, we think we need to add that. I will say though that the relationship when we add those costs, it translates into business consistent with the margin profile that we've seen so far. Now, I think if you go back and you look at either some earlier remarks or maybe even that I've made, we have allowed in our forward planning here that there could be a bit of an OpEx bubble as we get into a detailed planning to attack certain of these verticals.

What do I mean by it? We're fleshing out certain aspects of those markets whether it's a seismic along the West Coast and that we want to add specialized folks to just attack that markets specifically, in that specific set of governmental clients. So we have talked about that in the past. But that's not really what I am talking about here. It's just really filling up I think the basic capabilities in the normal sales cycle which – from what we've seen so far. When we do that – and we've added six people in total since the beginning of the year – when we do that, there is a pretty direct translation to revenue within the margin profile that you're seeing

Liam Burke:	Great. And David, cash flow is very strong. You do have a buyback program in place. You have debt and you also have acquisitions from time-to-time. How would you spell out the priorities right now?

David Martin:
Well, for the second half of the year, nothing major other than what we've already outlined. Certainly, we'll expect to see cash flow – cash actually balances increase over the back half of the year. It went down this quarter because of the acquisition of Fyfe Asia. But our capital expenditure will be a little bit higher in the second half.

But as we progress through the year, we will be looking at a number of things, strategic investments that will continue to grow the business, and a number of other things. And, obviously, we do believe that the full year expectation of $85 million to $90 million, it's a little bit lower in the second half because of the growth aspects of the business, the higher working capital demands that we have. But if we were really successful, we can even achieve better than that. So that will then create more opportunities for us to make strategic investments.

Liam Burke:	Great. Thank you, Joe. Thank you, David.

Joe Burgess:	Thank you.

Operator:	Our next question comes from David Rose of Wedbush Securities. Your line is open.

David Rose:
Good morning gentlemen. I had a couple of questions on the guidance as it relates to Europe and Asia. Can you please repeat the operating guidance number. Did I understand that's a $5 million to $6 million number in Europe?

Joe Burgess:	That's right, for the full year.

David Martin:	For the full year.

David Rose:	For the full year and the economic situation has worsen. So can you provide us with a walk how you get to that number given that things have worsened?

David Martin:
Well, we think we have pretty strong backlog in the U.K. which has been a pretty big profit driver for us. Our Netherlands business which runs up throughout the year also has strong backlog. We've really not seen any deterioration in that market other than a little bit more price competition. So we expect it to perform pretty close to what it did last year.

And then we also – we actually have very strong backlog in Germany now with restricted margins. And that business has traditionally been very back-end loaded. We don't see any reason why it won't produce the equity earnings that we have anticipated. We're also starting to sell glass into the German market. That will be a profit up-tick to second half versus first half.

But as I said in our remarks, there was not much going on in Spain and in France and in Switzerland in the first half. And we entered the year with a pretty robust position in Eastern Europe on tube sales in the last half of 2011 and even got out of the chute pretty well this year there, but that we're seeing deteriorating conditions there. And that's why we think we've bounced that down to the level that it needs to be, but it's another one – David, it's another one of the reasons we didn't tighten the guidance because it's hard to tell.

And I think we've discussed this before. Unlike the U.S. market which has a level of resiliency in it even when it downturns because of the way things are financed using mainly long-term bonding to fund that the European market operates very much at a current period operating expenses. So when it turns down, you will see it much more rapidly.

David Rose:	Okay. And then if we can move to Asia, maybe, you can clarify a little bit on where you see the improvement in Asia?

Joe Burgess:
We think we've written off Singapore. We don't expect to be writing it off anymore in the second half. That's really the main improvement is, what's happened there has happened and we've taken the pain, if you will, and we don't expect much more additional pain there and we've allowed for it in our forecast.

The Indian market is – the Indian situation is downsized or very low fixed cost opportunity as we get organized around what we see as a potentially attractive bid table finally there. But we're not spending very much money there. And actually our focus there is mainly on extracting cash from the first round of activities, which I think in the first half of the year it's been a modest successful story for us in terms of getting our money out of India.

Our Australian business is a going concern. We expect increase work releases. We're already seeing those outside of Sidney, in Hunter and Brisbane, as weather improves, flooding subsides, etcetera.

The situation in Sidney is kind of classic in a sense of we're at the tail end of a three year's worth of work. Work releases tend to tail down as – tend to tail off as communities get geared up for other – for a large bid. And so we expect that to happen shortly, hopefully in the third quarter. And we should get back to more normal circumstances in Australia. But we also think we've allowed for that, so...

David Rose:	Okay. And then lastly, the tax rate going forward, how should we think about it?

David Martin:	Yeah, I still believe we're at high 20s – mid to high 20s tax rate for the full year.

David Rose:	Okay. So that guidance reflects the high 20s tax rate?

Joe Burgess:	That's right.

David Rose:	Okay, perfect. Thank you very much gentlemen.

Joe Burgess:	You're welcome.

Operator:	Thank you. I'm showing no further questions in the queue at this time. I will hand the call back to management for closing remarks.

Joe Burgess:
Well, I think we've said all there's to be said about the quarter and the first half. We're pleased where we're at despite some of the discussion about issues in the business. But I think in the main, our three platforms, Wastewater positioned to do what we wanted to do, which is to be consistent and be a cash generator for our company.

The Energy and Mining platform had a great first half with some strengths in some areas compensated for primarily timing delays and others, which has allowed us to kind of stay the course with our plan in 2012. And then Commercial and Structural business, or Fyfe, which has gotten off – has gotten out of the blocks as how we thought it would. And we don't have any reason to back off what we think are going to be very, very aggressive growth assumptions into the future.

So, we certainly have work to do to make sure the 2012 is what we have predicted it to do – to be. But we're highly confident that, that's how it's going to turn out and we're also increasingly confident about what 2013 can look for us – look for Aegion.

So, thanks for your interest. And as always, David, Ruben, and I will be available here during the day if you have follow-up questions, but thank you for your interest.

Operator:	Thank you. Ladies and gentlemen, this concludes conference for today. You may all disconnect. Have a wonderful day.

END